Exhibit 10.6

(English Translation)

Leung Chi Ming

Dear Chi Ming:

Re: Offer to join the Board of Directors

          On behalf of Organic Region Group Ltd. (the “Company”), we are delighted to extend an offer to you to join the Company as a Board Member. The members of the Company’s Board of Directors are all very impressed with your credentials and we look forward to your future success. The terms of your position with the Company are as set forth below:

          1. Position. As Board Member, you will be required from time to time to attend meetings at the Company’s headquarters in 6F No.947,Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, China.

          2. Start Date. Subject to any conditions imposed by this letter agreement, you will commence your position with the company at a mutually agreed upon date but not later than Nov. 22, 2007.

          3. Compensation.

a. Annual Retainer. You will be paid an Annual Retainer of HK$360,000 per year, which will be paid gross. You will be responsible for reporting and paying any applicable taxes.

          b. Additional Fees. No fees will be paid for conference calls, meeting preparation, etc. Reasonable expenses that you incur related to the performance of your duties will be reimbursed to you. You will be responsible for reporting and paying any applicable taxes.

          4. Indemnity. If the Board of Directors determines that it is in the best interests of the Company to enter into indemnification contracts with any of its offers or directors, as a Board Member, you will be entitled to such indemnification and the Company will enter into such an indemnification contract with you.

          5. Confidentiality of Terms. You agree to follow the Company’s policy that employees and members of the Board of Directors, must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

          We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Confidentiality Agreement. This letter set forth the terms of your service with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Organic Region Group Ltd.

By:	/s/ Leung Chi Ming

Leung Chi Ming Chief Executive Officer

ACCEPTED AND AGREED:

Leung Chi Ming

/s/ Leung Chi Ming

Signature

Date: